                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14 (a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6 (e) (2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-a-11(c) or Section
         240.14a-12

                             barnesandnoble.com inc.

                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

         (1) Title of each class of securities to which transaction applies:

         .............................................................

         (2)      Aggregate number of securities to which transaction applies:

         .............................................................

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         .............................................................

         (4)      Proposed maximum aggregate value of transaction:

         .............................................................

         (5)      Total fee paid:

         .............................................................

[ ]      Fee paid previously with preliminary materials.

[ ]      Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify previous filing by registration statement number, or the Form or Schedule and date of its filing.

         (1)      Amount Previously Paid:

         .............................................................

         (2)      Form, Schedule or Registration Statement No.:

         .............................................................

         (3)      Filing Party:

         .............................................................

         (4)      Date Filed:

         .............................................................

[BARNES&NOBLE.COM LOGO]
76 Ninth Avenue
New York, NY 10011
Tel: (212) 414-6000

                                                                    July 9, 2001

Dear Stockholder:

     You are cordially invited to attend the 2001 Annual Meeting of Stockholders of barnesandnoble.com inc. to be held at 11:30 a.m., New York City time, on Thursday, August 9, 2001 at the New York Marriott East Side, 525 Lexington Avenue between 48th and 49th Streets, New York, New York.

     Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement that follow. Also included is a Proxy Card and postage paid return envelope.

     Whether or not you plan to attend the meeting, we hope you will have your shares represented at the meeting by completing, signing and returning your Proxy Card in the enclosed postage paid return envelope promptly. Alternatively, you may vote by e-mail or telephone by following the instructions set forth on your proxy card.

                                          Sincerely,

                                          /s/ Michael N. Rosen
                                          MICHAEL N. ROSEN
                                          Secretary

[BARNES&NOBLE.COM LOGO]
76 Ninth Avenue
New York, NY 10011
Tel: (212) 414-6000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 9, 2001

To Our Stockholders:

     Notice is hereby given that the Annual Meeting of Stockholders of barnesandnoble.com inc. will be held at the New York Marriott East Side, 525 Lexington Avenue between 48th and 49th Streets, New York, New York, at 11:30 a.m., New York City time, on Thursday, August 9, 2001 for the following purposes:

     1. To elect three Directors to serve until the 2004 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

     2. To ratify the appointment of BDO Seidman, LLP as independent certified public accountants for the Company's fiscal year ending December 31, 2001; and

     3. To transact such other business as may be properly brought before the meeting and any adjournment or postponement thereof.

     Only holders of record of Common Stock as of the close of business on June 15, 2001 are entitled to vote at the meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ Michael N. Rosen
                                          MICHAEL N. ROSEN
                                          Secretary

New York, New York
July 9, 2001

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD. ALTERNATIVELY, YOU MAY VOTE BY E-MAIL OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON YOUR PROXY CARD.

                            BARNESANDNOBLE.COM INC.
                                76 NINTH AVENUE
                            NEW YORK, NEW YORK 10011

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 9, 2001

GENERAL INFORMATION

     The enclosed proxy is solicited by the Board of Directors of barnesandnoble.com inc., a Delaware corporation (the "Company") to be used at the Annual Meeting of Stockholders (the "Annual Meeting" or "Meeting") to be held at 11:30 a.m., New York City time, on Thursday, August 9, 2001, at the New York Marriott East Side, 525 Lexington Avenue between 48th and 49th Streets, New York, New York and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and an accompanying proxy card are being mailed to stockholders on or about July 9, 2001.

     The Company has three classes of Common Stock, par value $0.001 per share (the "Common Stock"), all of which are entitled to vote at this Annual Meeting. Each holder of the Company's Class A Common Stock is entitled to one vote per share on the matters to be considered. Each holder of the Company's Class B Common Stock or Class C Common Stock (collectively, "High Vote Stock") is entitled to the number of votes per share equal to: (i) ten, multiplied by the sum of (a) the aggregate number of shares of High Vote Stock owned by such holder and (b) the aggregate number of Membership Units in barnesandnoble.com llc ("B&N.com") owned by such holder, divided by (ii) the aggregate number of shares of High Vote Stock owned by such holder.

     Only stockholders of record at the close of business on June 15, 2001 will be entitled to notice of and to vote at the Meeting. As of such date, 47,945,566 shares of Class A Common Stock (representing 47,945,566 votes), and two shares of High Vote Stock (representing 1,150,000,020 votes), were outstanding and entitled to vote. The presence at the Annual Meeting, either in person or by proxy, of holders of record of a majority of the shares of Common Stock outstanding will constitute a quorum.

     The three nominees for Class A Director, Class B Director and Class C Director receiving the highest vote totals of the Common Stock, the Class B Common Stock and the Class C Common Stock, respectively, will be elected as Directors of the Company to serve until the 2004 Annual Meeting of Stockholders. The ratification of the appointment of the Company's independent certified public accountants will be decided by the affirmative vote of a majority of the shares of Common Stock voting on the proposal in person or by proxy at the Meeting. Accordingly, abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of such proposal or on the election of Directors.

     Barnes & Noble, Inc. ("Barnes & Noble") is the beneficial owner of all of the Company's outstanding Class B Common Stock and Bertelsmann AG ("Bertelsmann") is the beneficial owner of all of the Company's outstanding Class C Common Stock. Accordingly, Barnes & Noble will be entitled to elect the Class B Director, Bertelsmann will be entitled to elect the Class C Director and, together, Barnes & Noble and Bertelsmann will be able to elect the Class A Director and control all other votes to be taken at the Annual Meeting.

     All shares represented by properly executed proxy cards received in time for the Meeting, or properly voted via e-mail or telephone will be voted in accordance with the choices indicated, or if no choice is indicated, will be voted in accordance with the recommendations of the Board of Directors. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote to elect as Directors the three nominees listed below and to ratify the appointment of BDO Seidman, LLP as independent certified public accountants for the Company's fiscal year ending December 31, 2001. Stockholders may strike out the names of proxy holders designated by the Board of Directors on the proxy card and substitute the name of any other person whom they wish to represent them at the Meeting. A stockholder may revoke any proxy by attending the Annual Meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy card bearing a later date with the Secretary of the Company.

     The Company bears the cost of this solicitation. Proxies may be solicited by mail, e-mail, telephone or personally by Directors, officers and employees of the Company. The Company will reimburse persons holding stock in their names or in the names of their nominees for expenses of forwarding proxy material to their principals.

     The mailing address of the Company's principal executive office is 76 Ninth Avenue, New York, New York 10011.

                                   PROPOSAL 1

ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that the Directors are to be divided into three classes with respect to the time for which they hold office. Each class consists of one Director elected by the holders of Class B Common Stock (each a "Class B Director"), one Director elected by the holders of Class C Common Stock (each a "Class C Director") and one Director elected by all stockholders of the Company voting together as a single class (each a "Class A Director"). At each annual meeting of stockholders of the Company, successors of the class whose term of office expires in that year are to be elected for a three-year term or until their successors have been duly elected and qualified.

NAME                                        AGE                     POSITION
----                                        ---    ------------------------------------------
Leonard Riggio(1)(4)......................  60     Chairman of the Board
Stephen Riggio(1)(5)......................  46     Vice Chairman and Acting Chief Executive
                                                   Officer
Michael N. Rosen(1).......................  60     Secretary and Director
Klaus Eierhoff(2)(4)......................  47     Director
Andreas Schmidt(2)(5).....................  40     Director
Markus Wilhelm(2).........................  43     Director
Jan Michiel Hessels(3)....................  58     Director
Patricia Higgins(6).......................  50     Director
William F. Reilly(3)......................  62     Director

---------------
(1) Class B Director.

(2) Class C Director.

(3) Class A Director and member of the Audit Committee and the Compensation Committee.

(4) Member of the Special Committee, the Executive Committee and the Nominating Committee.

(5) Member of the Executive Committee.

(6) Class A Director and member of the Audit Committee.

     At the Meeting, three Directors (one Class A Director, one Class B Director and one Class C Director) will be elected, each to hold office for a term of three years and until his successor is elected and qualified. Ms. Patricia Higgins, Mr. Stephen Riggio and Dr. Klaus Eierhoff are nominees for election as Class A Director, Class B Director and Class C Director, respectively, at the Meeting, each to hold office for a term of three years until the Annual Meeting of Stockholders to be held in 2004. Each of the nominees have consented to serve, if elected. However, if any nominee is unable to stand for election, proxies may be voted for a substitute designated by the Board of Directors in the case of the Class A Director or by the Class B Directors or the Class C Directors in the case of the Class B Director or the Class C Director, respectively.

                       NOMINEES FOR ELECTION AS DIRECTOR

  Class A Director
  (To be voted on by all holders of common stock)

     Ms. Patricia Higgins, a Class A Director, has been a director of the Company since July 2000. Ms. Higgins has been President and CEO of Switch and Data Facilities Inc., an international operator of convergent computer network centers ("Switch and Data"), since November 2000. Ms. Higgins joined Switch and Data after having served as a global strategic advisor to the telecommunications, Internet and e-business industries as well as serving as Chairman and CEO of the Research Board and as Executive Vice President of The Gartner Group. Ms. Higgins has been a member of the Board of Directors of The Williams Companies since 1995 and Fleet Bank N.A. since 1991.

  Class B Director
  (To be voted on by holders of Class B common stock only)

     Mr. Stephen Riggio, a Class B Director, has been a director of the Company and B&N.com since inception and Vice Chairman since January 2000. Since January 2000, Mr. Riggio has also been Acting Chief Executive Officer of the Company and B&N.com, a position he previously held at B&N.com from inception to December 1998. Mr. Riggio has been Vice Chairman of Barnes & Noble since December 1997 and a director of Barnes & Noble since September 1993. From February 1995 to December 1997, Mr. Riggio was Chief Operating Officer of Barnes & Noble and, from July 1993 to February 1995, he was President of B. Dalton Bookseller, Inc., a wholly owned subsidiary of Barnes & Noble. Mr. Riggio is also a Director of iUniverse.com, MightyWords, Inc., The National Book Foundation, The National Down's Syndrome Society and The Association for the Help of Retarded Children. Mr. Stephen Riggio is the brother of Mr. Leonard Riggio.

  Class C Director
  (To be voted on by holders of Class C common stock only)

     Dr. Klaus Eierhoff, a Class C Director, has been a director of the Company since inception and B&N.com since November 1998. Dr. Eierhoff has been President and Chief Executive Officer of Bertelsmann Multimedia Group and a member of the Executive Board of Bertelsmann since January 1998. From 1990 to 1997, Dr. Eierhoff served as a member of the Executive Board of Karstadt AG. Dr. Eierhoff has been Chairman of the supervisory board of Pixelpark AG since August 1999 and Chairman of the supervisory board of bol.com AG since March 2000. Dr. Eierhoff has also been Chairman of the supervisory board of mediaWays GmbH, a joint venture between Bertelsmann and Daimler-Chrysler from February 1998 to January 2001.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE. PROXIES SOLICITED HEREBY WILL BE VOTED FOR EACH NOMINEE NAMED ABOVE UNLESS A VOTE AGAINST A NOMINEE OR AN ABSTENTION IS SPECIFICALLY INDICATED.

                        CLASS WHOSE TERM EXPIRES IN 2002

     Mr. Leonard Riggio, a Class B Director, has been Chairman of the Board of the Company and B&N.com since inception. Mr. Riggio has been Chairman of the Board, Chief Executive Officer and a principal stockholder of Barnes & Noble since its inception in 1986. Since 1965, Mr. Riggio has been Chairman of the Board, Chief Executive Officer and the principal stockholder of Barnes & Noble College Bookstores, Inc. ("B&N College"), one of the nation's largest operators of college bookstores. Since 1985, Mr. Riggio has been the Chairman of the Board and a principal beneficial owner of MBS Textbook Exchange, Inc. ("MBS"), one of the nation's largest wholesalers of college textbooks. Mr. Leonard Riggio is the brother of Mr. Stephen Riggio.

     Mr. Andreas Schmidt, a Class C Director, replaced Dr. Thomas Middelhoff on the Company's Board of Directors in October 2000. Mr. Schmidt is President and CEO of Bertelsmann eCommerce Group

("BeCG"). Before joining BeCG, Mr. Schmidt served as President and CEO of AOL Europe. After accepting the position in December 1998, Mr. Schmidt took AOL Europe to the No. 1 ranking among European online and e-commerce providers. Prior to joining AOL Europe, Mr. Schmidt spent five years in a variety of positions with Bertelsmann, including Gruner + Jahr, a publishing house.

     Mr. Jan Michiel Hessels, a Class A Director, has been a director of the Company since August 1999. Mr. Hessels has been the Chief Executive Officer of Vendex KBB N.V. ("Vendex") since June 1990. Vendex is a multi-billion dollar Netherlands-based corporation with substantial international retailing operations. Mr. Hessels is also a director of Amsterdam Stock Exchange, BAM Holding N.V., Yule Catto Plc., Schiphol Airport, Royal Van Ommeren, Staal Bank and Royal Philips Electronics N.V.

                        CLASS WHOSE TERM EXPIRES IN 2003

     Mr. William F. Reilly, a Class A Director, has been a director of the Company since August 1999. Mr. Reilly co-founded Primedia Inc. ("Primedia"), a specialty media company, in 1989. He served as Chairman and Chief Executive Officer of Primedia from February 1990 to 1999. Mr. Reilly is a member of the Board of Directors of FMC Corporation. Mr. Reilly serves on the Board of Trustees of the University of Notre Dame.

     Mr. Michael N. Rosen, a Class B Director, has been Secretary and a director of the Company and B&N.com since inception. Mr. Rosen has been the Chairman of Robinson Silverman Pearce Aronsohn & Berman LLP ("Robinson Silverman"), counsel to the Company and B&N.com, for more than the past five years. Mr. Rosen is also a director of Barnes & Noble, B&N College, and MBS.

     Mr. Markus Wilhelm, a Class C Director, has been a director of the Company since inception and B&N.com since November 1, 1998. Since March 2000, Mr. Wilhelm has been Chief Executive Officer of BOOKSPAN, a partnership between Doubleday Direct, Inc. ("Doubleday Direct") and Book-of-the-Month Club Holdings LLC. In 1998, as director of BOL.US Online, Inc. and BOL.Global, Inc., Mr. Wilhelm was instrumental in the inception phase of bol.com AG, the Internet division of Bertelsmann, one of the world's largest media companies. Mr. Wilhelm was the President of Doubleday Direct from May 1993, and its Chief Executive Officer and Chief Compliance Officer from July 1994 to February 2000. Mr. Wilhelm is also responsible for Bertelsmann's British and Australian book club businesses.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During 2000, the Board of Directors met five times. All Directors attended at least 75% of the meetings of the Board of Directors and the committees of which they are members, except Patricia Higgins who attended two of three meetings.

     The Special Committee consists of two members, one of whom is selected by the Class B Directors and one of whom is selected by the Class C Directors. The purpose of the Special Committee is to evaluate certain major corporate actions, such as mergers, acquisitions, capital expenditures or borrowings in excess of $20 million (each a "Major Action"). Each Major Action requires the approval of the Special Committee prior to being submitted for the approval of the Board of Directors. The current members of the Special Committee are Mr. Leonard Riggio and Dr. Klaus Eierhoff.

     The Executive Committee consists of four members of the Board of Directors. The Executive Committee exercises all of the power and authority of the Board of Directors to the extent permitted by law, provided that Major Actions will require the approval of the Special Committee and the full Board of Directors. The current members of the Executive Committee are Mr. Leonard Riggio, Mr. Stephen Riggio, Dr. Klaus Eierhoff and Mr. Andreas Schmidt.

     The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's independent auditors and the accounting practices of the Company. The Board has adopted a written audit committee charter (attached to this Proxy Statement as Annex A) setting out the audit-related functions of the Audit Committee. The current members of the Audit Committee are Mr. William F. Reilly (Chairman), Mr. Jan Michiel Hessels and Ms. Patricia Higgins, none of whom is, or ever has been, an officer or employee of the Company and all of whom are considered "independent" for purposes of the National Association of Securities Dealers' listing standards. The Audit Committee met three times during 2000.

     Through January 26, 2000, the full Board of Directors functioned as the Compensation Committee. Thereafter, the Compensation Committee consisted of William F. Reilly and Jan Michiel Hessels. The Compensation Committee determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees and the consultants of the Company and authorizes grants under the Company's 1999 Incentive Plan. The Compensation Committee met three times during 2000.

     The role of the Nominating Committee is to conduct searches for the potential directors and to recommend candidates to the full Board of Directors for its consideration. The current members of the Nominating Committee are Mr. Leonard Riggio and Dr. Klaus Eierhoff. The Nominating Committee met once during 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of William F. Reilly and Jan Michiel Hessels, neither of whom is an officer or employee or former officer or employee of the Company or B&N.com. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Compensation Committee.

COMPENSATION OF DIRECTORS

     All directors at the time (May 25, 1999) of the Company's Initial Public Offering of Class A Common Stock (the "Offering") other than Leonard Riggio and Stephen Riggio received options to purchase 40,000 shares of Class A Common Stock at a per share exercise price equal to the per share Offering price. Such options vest in four equal annual installments on the first through fourth anniversary of the completion of the Offering. Directors taking office after the Offering received options to purchase 40,000 shares of Class A Common Stock at an exercise price equal to the market price on such date, with such options vesting in four equal annual installments on the first through fourth anniversaries of the date of grant. Directors who are not employees of the Company, B&N.com, Barnes & Noble or Bertelsmann may also receive compensation in the future in amounts to be determined. In addition, all directors are reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. Other than with respect to reimbursement of expenses, directors who are employees or officers of the Company do not receive additional compensation for their services as directors.

EXECUTIVE OFFICERS

     The Company's executive officers, as well as additional information with respect to such persons, are set forth in the table below:

NAME                                        AGE                     POSITION
----                                        ---    ------------------------------------------
Leonard Riggio............................  60     Chairman of the Board
Stephen Riggio............................  46     Vice Chairman and Acting Chief Executive
                                                   Officer
Marie J. Toulantis........................  47     President and Chief Operating Officer
Gary King.................................  43     Executive Vice President, Operations
William F. Duffy..........................  45     Vice President, Operations
Kevin M. Frain............................  39     Vice President, Finance
Michael N. Rosen..........................  60     Secretary and Director

     Information with respect to executive officers of the Company who also are Directors is set forth in "Election of Directors" above.

     Ms. Marie J. Toulantis has been President and Chief Operating Officer of the Company and B&N.com since May 2001. Prior to that Ms. Toulantis was Chief Financial Officer of the Company and B&N.com from May 1999 to May 2001. From March 1999 through May 1999, she was Chief Financial Officer of Barnes & Noble and from July 1997 through May 1999 she was Executive Vice President, Finance of Barnes & Noble. Prior to that Ms. Toulantis was Senior Vice President of The Chase Manhattan Bank ("Chase") from May 1996 to June 1997. Prior to that Ms. Toulantis held the position of Vice President at Chase from 1987 to May 1996.

     Mr. Gary King has been Executive Vice President, Operations of the Company since August 2000. Prior to that Mr. King was Chief Technology Officer of the Company since inception and B&N.com since January 1999. Mr. King is responsible for developing and implementing global information technologies as well as allocating and evaluating the effectiveness of overall technology resources. From 1987 to December 1998, Mr. King was with Avon Products ("Avon"), serving most recently as Vice President for Global Information Technologies. At Avon, Mr. King was responsible for the strategic planning, evaluation, selection and implementation of all information technology and computing architectures for Avon's businesses in Europe, the Middle East and Africa.

     Mr. William F. Duffy has been Vice President, Operations of the Company since inception and B&N.com since January 1999. Mr. Duffy is responsible for warehouse operations, fulfillment and customer service of B&N.com. Mr. Duffy was Chief Financial Officer of B&N.com from inception to January 1999 and a director of B&N.com from inception to October 1998. From April 1996 to January 1998, Mr. Duffy served as Vice President, Finance of Barnes & Noble. From 1994 to 1997, Mr. Duffy served as the Vice President and General Manager of Marboro Books Corp., a wholly owned subsidiary of Barnes & Noble through which Barnes & Noble operated its mail-order business, where he was responsible for all of the merchandising, marketing, management information systems, and creative and fulfillment operations.

     Mr. Kevin M. Frain has been Vice President, Finance of the Company and B&N.com since May 2001. Prior to that Mr. Frain was the Treasurer of the Company from April 2000 to May 2001. From January 1999 to April 2000, he was Director of Finance. Mr. Frain is responsible for all of the financial functions of the Company and B&N.com. From December 1996 to January 1999, Mr. Frain was Finance Manager for Barnes & Noble. Prior to that Mr. Frain served as Vice President, Treasurer of Jamesway Corporation, a national mass merchandise retail company.

BENEFICIAL OWNERSHIP OF SHARES

     The Company has three classes of Common Stock. Each holder of the Company's Class A Common Stock is entitled to one vote per share. Each holder of the Company's Class B Common Stock or Class C Common Stock (collectively, "High Vote Stock") is entitled to the number of votes per share equal to: (i) 10, multiplied by the sum of (a) the aggregate number of shares of High Vote Stock owned by such holder and (b) the aggregate number of Membership Units in B&N.com owned by such holder, divided by (ii) the aggregate number of shares of High Vote Stock owned by such holder. Barnes & Noble is the beneficial owner of all of the Company's outstanding Class B Common Stock and Bertelsmann is the beneficial owner of all of the Company's outstanding Class C Common Stock.

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of May 1, 2001 by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's Directors; (iii) the executive officers named in the Summary Compensation Table contained in "Executive Compensation" below; and (iv) all current executive officers and directors as a group.

                                            NUMBER OF SHARES         PERCENTAGE
                                          CLASS A COMMON STOCK       OF CLASS A                  PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER      BENEFICIALLY OWNED(1)    COMMON STOCK(2)              VOTING POWER(3)
------------------------------------      ---------------------    ---------------              ---------------
Barnes & Noble, Inc.....................       57,500,001(4)             35.3%(4)(5)                  48.0%(4)(5)
  122 Fifth Avenue,
  New York, NY 10011
Bertelsmann AG..........................       57,500,001(4)             35.3 (4)(5)                  48.0 (4)(5)
  Carl-Bertelsmann-Strasse 270
  33311 Gutersloh, Germany
Leonard Riggio..........................        7,458,798(6)             14.1                            *
Stephen Riggio..........................        1,235,000(7)              2.5                            *
Marie J. Toulantis......................          562,500(8)              1.2                            *
Carl Rosendorf..........................          646,875(8)              1.3                            *
Gary King...............................          129,190(9)                *                            *
William F. Duffy........................          459,502(8)                *                            *
Kevin M. Frain..........................           19,812(8)                *                            *
Michael N. Rosen........................           50,000(10)               *                            *
Klaus Eierhoff..........................           20,000(8)                *                            *
Andreas Schmidt.........................               --                  --                            *
Markus Wilhelm..........................           70,000(10)               *                            *
Jan Michiel Hessels.....................           10,000(8)                *                            *
William F. Reilly.......................           60,000(11)               *                            *
Patricia Higgins........................               --                  --                            *
All current executive officers and
  Directors as a group (14 persons).....       10,721,677(12)            19.2                            *

---------------
  *  Represents less than 1%.

 (1) Except as indicated in the notes below, shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days after May 1, 2001 are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Includes 4,158,088 shares issued to B&N.com in connection with the merger of Fatbrain.

 (3) Represents the percentage of voting power resulting from the effect of all outstanding High Vote Stock, assuming no conversion of that stock into Class A Common Stock.

 (4) Represents shares of High Vote Stock that are convertible into, and Membership Units that are exchangeable for, shares of Class A Common Stock on a one-for-one-basis at any time at the option of the holder thereof.

 (5) The percentage of Barnes & Noble is calculated after giving effect to the Class A Common Stock beneficially owned by each of Barnes & Noble and Bertelsmann. The percentage of Bertelsmann is calculated after giving effect to the conversion of Membership Units into Class A Common Stock beneficially owned by each of Barnes & Noble and Bertelsmann. Calculated without such effect, the percentage interest beneficially owned by each of Barnes & Noble and Bertelsmann would be 54.5% and the percentage of voting power beneficially owned by each of Barnes & Noble and Bertelsmann would be 92.3%.

 (6) Includes options granted by the Company to Mr. Leonard Riggio to purchase 5,060,046 shares of Class A Common Stock and 600,000 shares each owned by B&N College and MBS. Does not include 57,500,001 shares of Class A Common Stock beneficially owned by Barnes & Noble. Mr. Riggio is Barnes & Noble's Chairman of the Board, Chief Executive Officer and principal stockholder. Accordingly, he could be considered to beneficially own the shares owned by Barnes & Noble. Mr. Riggio disclaims any beneficial ownership of such shares.

 (7) Includes options granted by the Company to purchase 1,035,000 shares of Class A Common Stock.

 (8) All of these shares are issuable upon the exercise of options granted by the Company.

 (9) Includes options granted by the Company to purchase 129,000 shares of Class A Common Stock.

(10) Includes options granted by the Company to purchase 20,000 shares of Class A Common Stock.

(11) Includes options granted by the Company to purchase 10,000 shares of Class A Common Stock.

(12) Includes options granted by the Company to purchase 7,992,735 shares of Class A Common Stock.

EXECUTIVE COMPENSATION

     The salaries and other compensation (other than long-term compensation) of the executive officers of the Company are paid by B&N.com. The following table summarizes the compensation paid or accrued by the Company and B&N.com for the year ended December 31, 2000 for the services rendered to the Company and B&N.com, to the Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers"). Leonard Riggio, the Company's Chairman, receives no salary or other cash compensation from the Company or B&N.com.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                             ANNUAL COMPENSATION            ------------
                                    -------------------------------------    SECURITIES
                                                           OTHER ANNUAL      UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS     COMPENSATION(1)     OPTIONS      COMPENSATION
---------------------------  ----   --------   --------   ---------------   ------------   ------------
Stephen Riggio...........    2000   $480,769   $     --       $5,288               --        $    --
  Vice Chairman and Acting
  Chief Executive Officer

Marie J. Toulantis (2)...    2000    350,000         --        4,375          900,000(3)          --
  Chief Financial Officer    1999    213,462         --           --          900,000             --

Carl Rosendorf (4).......    2000    315,385         --        4,550               --             --
  Vice President,            1999    300,000    100,000           --               --             --
  e-Commerce                 1998    271,154     33,333        1,500          862,500             --

Gary King................    2000    298,077         --        5,995          118,500(3)          --
  Executive Vice President,  1999    275,000    100,000           --          118,500         42,687(5)
  Operations                 1998         --         --           --          172,500(6)          --

William F. Duffy.........    2000    315,000         --        4,662           26,750(3)          --
  Vice President,            1999    292,040    112,880       25,000           26,750             --
  Operations                 1998    255,507    110,000       23,864          603,750             --


---------------
(1) In accordance with the rules of the Securities and Exchange Commission, except as indicated, other compensation in the form of prerequisites and other personal benefits has been omitted for each of the Named Executive Officers because the aggregate amount of such prerequisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each of the Named Executive Officers.

(2) In May 2001, Ms. Toulantis was named President and Chief Operating Officer of the Company. Ms. Toulantis commenced employment with the Company in May 1999.

(3) On March 1, 2000, the Company repriced approximately 5 million (net of cancellations) of 16 million then outstanding options that were originally granted at an average per share exercise price of $16.15. The new per share exercise price for the options is $8.00, the closing per share market price of the Company's stock as of March 1, 2000. Each of the options listed here constitute repriced options originally granted in 1999.

(4) Mr. Rosendorf resigned from the Company effective as of May 31, 2001.

(5) Consists solely of reimbursement of relocation expenses.

(6) Options were granted in December 1998 in connection with Mr. King's acceptance of employment commencing in January 1999.

OPTION GRANTS IN 2000

     The following table sets forth certain information with respect to stock grants to the Named Executive Officers during the year ended December 31, 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS (1)
                       -------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                          % OF TOTAL                                ASSUMED ANNUAL RATES OF
                          NUMBER OF        OPTIONS                                STOCK PRICE APPRECIATION FOR
                         SECURITIES       GRANTED TO    EXERCISE                         OPTION TERM(2)
                         UNDERLYING      EMPLOYEES IN   PRICE PER   EXPIRATION   ------------------------------
NAME                   OPTIONS GRANTED   FISCAL YEAR    SHARE(3)       DATE          5.0%            10.0%
----                   ---------------   ------------   ---------   ----------   -------------   --------------
Stephen Riggio.......           --             --%        $  --            --     $       --      $        --
Marie J. Toulantis...      900,000(3)       11.57          8.00(3)   05/14/09      4,528,041       11,474,946
Carl Rosendorf.......           --             --            --            --             --               --
Gary King............      118,500(3)        1.52          8.00(3)   08/04/09        596,192        1,510,868
William F. Duffy.....       26,750(3)        0.34          8.00(3)   08/04/09        134,583          341,061

---------------
(1) All options were granted with an exercise price equal to or above the fair market value of the Common Stock at the date of grant.

(2) In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table reflect hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5.0% and 10.0%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.

(3) On March 1, 2000, the Company repriced approximately 5 million (net of cancellations) of 16 million then outstanding options that were originally granted at an average exercise per share price of $16.15. The new per share exercise price for the options is $8.00, the closing per share market price of the Company's stock as of March 1, 2000.

                           TEN-YEAR OPTION REPRICINGS

                                                                                                LENGTH OF
                                    NUMBER OF      PER SHARE       PER SHARE                    ORIGINAL
                                   SECURITIES     MARKET PRICE      EXERCISE                   OPTION TERM
                                   UNDERLYING     OF STOCK AT       PRICE AT         NEW        REMAINING
                                     OPTIONS        TIME OF         TIME OF       PER SHARE    AT DATE OF
                                   REPRICED OR    REPRICING OR    REPRICING OR    EXERCISE      REPRICING
NAME                   DATE(1)       AMENDED       AMENDMENT       AMENDMENT        PRICE      (IN YEARS)
----                   --------    -----------    ------------    ------------    ---------    -----------
Marie J. Toulantis...  03/01/00      900,000         $8.00           $18.00         $8.00         9.21
Gary King............  03/01/00      118,500          8.00            15.75         $8.00         9.42
William F. Duffy.....  03/01/00       26,750          8.00            15.75         $8.00         9.42

---------------
(1) On March 1, 2000, the Company repriced approximately 5 million (net of cancellations) of 16 million then outstanding options that were originally granted at an average per share exercise price of $16.15. The new per share exercise price for the options is $8.00, the closing per share market price of the Company's stock as of March 1, 2000.

OPTIONS EXERCISED IN 2000 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information with respect to the value of options held by the Named Executive Officers at December 31, 2000. No options were exercised during 2000 by any of the Named Executive Officers.

     AGGREGATED OPTION EXERCISES IN 2000 AND FISCAL YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                             OPTIONS AT DECEMBER 31, 2000      AT DECEMBER 31, 2000(1)
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         -----------    -------------    -----------    -------------
Stephen Riggio.............................    690,000         690,000           $--             $--
Marie J. Toulantis.........................    450,000         450,000            --              --
Carl Rosendorf.............................    431,250         431,250            --              --
Gary King..................................    129,000         132,000            --              --
William F. Duffy...........................    308,562         321,938            --              --

---------------
(1) Based on the closing price of the Class A Common Stock on December 31, 2000 ($1.3125 per share), none of the options held by the Named Executive Officers were "in-the-money" as of December 31, 2000.

EMPLOYEES' RETIREMENT PLAN

     The Retirement Plan, maintained by the Company through June 30, 2000, is a defined benefit pension plan covering all employees whose services are performed within the U.S. (including Puerto Rico) who are at least 21 years of age and who have completed at least one year of service and work a minimum of 1,000 hours per year. Vesting occurs after five years of service. The Retirement Plan provides the Company funded benefits based upon an employee's years of service and highest annual salary for any five consecutive years in the last ten years of service ending on June 30, 2000.

     A participant's annual benefit was determined, generally as (i) 0.7% of the participant's average annual pay as determined in accordance with the Retirement Plan up to Social Security-covered compensation, multiplied by the participant's years of credited service, plus (ii) 1.3% of the participant's average annual pay as determined in accordance with the Retirement Plan in excess of Social Security-covered compensation, multiplied by the participant's years of credited service. A participant's maximum benefit is limited pursuant to Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), to $130,000 for 1999, indexed annually. Compensation recognized under the Retirement Plan is limited to $160,000 for 1998 and 1999 and to $170,000 for 2000.

     The Retirement Plan provides that, with respect to any person who becomes employed by the Company, upon a direct transfer of employment from Barnes & Noble or an affiliate, service with Barnes & Noble or the affiliate shall be taken into account for purposes of vesting, eligibility and early retirement subsidies under the Retirement Plan.

     Credited years of service under the Retirement Plan as of December 31, 2000 for the Named Executive Officers are: Stephen Riggio -- 1, Marie J.
Toulantis -- 2, Carl Rosendorf -- 4, William F. Duffy -- 7 and Gary King -- 2.

     The following table illustrates the maximum annual amounts payable at age 65 under the Retirement Plan, based on various levels of highest average annual salary and years of credited service:

                                                YEARS OF CREDITED SERVICE
                                   ---------------------------------------------------
ASSUMED HIGHEST AVERAGE SALARY       15         20         25         30         35
------------------------------     -------    -------    -------    -------    -------
$100,000.........................  $16,260    $21,680    $27,100    $32,520    $37,940
$125,000.........................   21,135     28,180     35,225     42,270     49,315
$150,000.........................   26,010     34,680     43,350     52,020     60,690
$170,000 and above(1)............   29,910     39,880     49,850     59,820     69,790

---------------
(1) The benefits shown corresponding to this compensation reflect the compensation limit under Section 401 (a)(17) of the Code. A participant's compensation in excess of $150,000 (as adjusted to reflect cost-of-living increases) is disregarded for purposes of determining highest average earnings in plan years beginning in 1994 through 1996; a participant's compensation in excess of $160,000 (as adjusted to reflect cost-of-living increases) is disregarded for purposes of determining highest average earnings in plan years beginning in 1997 through 1999 and $170,000 in plan year 2000. Benefits accrued as of the last day of the plan year beginning in 1993 on the basis of compensation in excess of $150,000 are preserved.

FATBRAIN 401(K) PLAN

     As a result of the acquisition of Computer Literacy Bookshops, Inc., Fatbrain had a money purchase pension plan, under which Fatbrain contributed to the plan an amount equal to 10% of the employees' annual compensation through June 30, 1997. Fatbrain terminated the money purchase pension plan effective June 28, 1998. The effect of the termination did not have a material adverse effect on Fatbrain's financial position or results of operations. Effective November 1997, Fatbrain adopted the Computer Literacy, Inc. 401(k) Plan (the "401(k) Plan") that qualifies as a deferred salary arrangement under Section 401 of the Internal Revenue Code. All full-time equivalent employees over 21 years of age are eligible and may participate in the 401(k) Plan one year subsequent to their hire dates. Under the 401(k) Plan, participating employees may defer portions of their pretax earnings not to exceed 23% of their total compensation. Effective January 1, 1999, Fatbrain revised the plan such that all full-time equivalent employees over 21 years of age are eligible and may participate in the 401(k) Plan six months subsequent to their hire dates. Fatbrain matches 50% for the first 4% contributed by the employee.

DEFERRED COMPENSATION PLAN

     B&N.com's Deferred Compensation Plan is a non-qualified plan, eligibility for which is limited to "Eligible Executives," who include the Company's employees whose base salary for a calendar year exceeds $130,000. An Eligible Executive may elect in each year he or she is an Eligible Executive to defer no less than $5,000 and no more than 50% of his or her base salary to a Deferral Account. The Deferral Account of each Eligible Executive who elects to participate in the Deferred Compensation Plan (a "Participant") is credited or debited with investment earnings or losses based upon the performance of the investment fund or index selected by the Participant from among alternatives selected by an Administrative Committee appointed by the Compensation Committee of the Board of Directors.

     A participant is entitled to a distribution of his or her Deferral Account upon retirement or following termination of employment, as elected by the Participant, but no later than the beginning of the year in which the Participant would attain age 70 1/2. A Participant may elect whether to receive the distribution in a lump sum or in annual installments over not more than fifteen (15) years.

     Amounts payable under the Deferred Compensation Plan are general unsecured obligations of B&N.com, payable out of B&N.com's general assets to the extent not paid by a grantor trust that the Company may establish. The Company may amend or terminate the Deferred Compensation Plan at any time without affecting any of the rights granted prior to termination.

DEFINED CONTRIBUTION PLAN

     B&N.com is a participating employer in a defined contribution plan (the "Savings Plan"), sponsored by Barnes & Noble, for the benefit of substantially all of its employees who meet certain eligibility requirements, primarily age and length of service. The Savings Plan allows employees to invest up to 15% of their current gross cash compensation on a pre-tax basis. B&N.com's contributions to the Savings Plan are generally in amounts based upon a certain percentage of the employees' pre-tax contributions. B&N.com provides matching contributions to participants in the amount of 100% of the first 3% contributed by them and 50% on the next 2%, which contributions are made in the form of cash.

INCENTIVE PLAN

     General. The Company's 1999 Incentive Plan (the "Incentive Plan") provides that options to acquire shares of Class A Common Stock ("Shares") may be granted to key officers, employees, consultants, advisors and directors of the Company or any of its subsidiaries or affiliates as shall be selected from time to time by a committee not fewer than two directors of the Company, as designated by the Board of Directors. The purpose of the Incentive Plan is to assist the Company in attracting and retaining selected individuals to serve as directors, officers, consultants, advisors and employees of the Company and B&N.com who will contribute to the Company's success and to achieve long-term objectives that will inure to the benefit of all stockholders of the Company through the additional incentive inherent in the ownership of the Common Stock. Awards under the Incentive Plan may take the form of stock options ("Options"), including corresponding share appreciation rights ("SARs") and reload options, restricted stock awards and stock purchase awards.

     Share Authorization. The maximum number of Shares that may be the subject of awards under the Incentive Plan is 25,500,000 Shares and in any given year, the maximum number of Shares with respect to which awards may be granted to any employee is 7,000,000 Shares. Shares covered by any unexercised portions of terminated Options, Shares forfeited by participants and Shares subject to any awards that are otherwise surrendered by a participant without receiving any payment or other benefit with respect thereto may again be subject to new awards under the Incentive Plan. In the event the purchase price of the Option is paid in whole or in part through the delivery of Shares, the number of Shares issuable in connection with the exercise of the Option shall not again be available for the grant of awards under the Incentive Plan. Shares subject to Options, or portions thereof, with respect to which SARs are exercised, are not again available for the grant of awards under the Incentive Plan. The Shares to be issued or delivered under the Incentive Plan are authorized and unissued Shares, or issued Shares that have been acquired by the Company, or both.

     Incentive Plan Administration. The Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is authorized, subject to the provisions of the Incentive Plan, to establish such rules and regulations as it may deem appropriate for the conduct of meetings and proper administration of the Incentive Plan. Subject to the provisions of the Incentive Plan, the Compensation Committee shall have authority, in its sole discretion, to grant awards under the Incentive Plan, to interpret the provisions of the Incentive Plan and, subject to the requirements of applicable law, to prescribe, amend, and rescind rules and regulations relating to the Incentive Plan or any award there under as it may deem necessary or advisable.

     Options. "Incentive Stock Options" meeting requirements of Section 422 of the Code, and "Nonqualified Stock Options" that do not meet such requirements are both available for grant under the Incentive Plan.

The term of each Option is determined by the Compensation Committee, but no Option can be exercisable prior to six months from the date of grant or more than 10 years after the date of grant (except in the case of Options that are not Nonqualified Stock Options, where the Compensation Committee can specify a longer period). Options may also be subject to restrictions on exercise, such as exercise in periodic installments, as determined by the Compensation Committee. In general, the exercise price for Incentive Stock Options must be at least equal to 100% of the fair market value of the Shares on the date of grant and the exercise price for Nonqualified Stock Options will be determined by the Compensation Committee at the time of the grant. The exercise price can be paid in cash, or if approved by the Compensation Committee, by delivery of a promissory note or tendering Shares owned by the participant. Options are not transferable except by will or the laws of descent and distribution and may generally be exercised only by the participant (or his or her guardian or legal representative) during his or her lifetime, provided, however, the Nonqualified Stock Options may, under certain circumstances, be transferable to family members and trust for the benefit of the participant or his or her family members.

     Share Appreciation Rights. The Incentive Plan provides SARs may be granted in connection with the grant of Options. Each SAR must be associated with a specific Option and must be granted at the time of grant of such Option. A SAR is exercisable only to the extent the related Option is exercisable. Upon the exercise of a SAR, the recipient is entitled to receive from the Company, without the payment of any cash (except for any applicable withholding taxes), up to, but no more than, an amount in cash or Shares equal to the excess of (A) the fair market value of one Share on the date of such exercise over (B) the exercise price of any related Option, multiplied by the number of Shares in respect of which such SAR shall have been exercised. Upon the exercise of a SAR, the related Option, or the portion thereof in respect of which such SAR is exercised, will terminate. Upon the exercise of an Option granted in tandem with a SAR, such tandem SAR will terminate.

     Reload Options. The Compensation Committee may grant, concurrently with the award of any Option (an "Underlying Option"), a reload option (a "Reload Option") to such participant to purchase for cash or Shares a number of Shares equal to the number of Shares delivered by the participant to the Company to exercise the Underlying Option and, to the extent authorized by the Compensation Committee, the number of shares used to satisfy tax withholding obligations. Although an Underlying Option may be an Incentive Stock Option, a Reload Option is not intended to qualify as an Incentive Stock Option. A Reload Option has the same expiration date as the Underlying Option and an exercise price equal to the fair market value of the Shares on the date of the Reload Option. A Reload Option is exercisable six months from the date of grant. A Reload Option permits a participant to retain the potential Share appreciation in the number of already-owned Shares that are used to exercise an Underlying Option. Retention of such potential appreciation is accompanied by granting options for the number of Shares used to pay the exercise price of the Underlying Option or the related tax withholding obligation. In this way, Reload Options provide a participant with the opportunity to build up ownership of Shares covered by an Underlying Option earlier during the Option term than through a single exercise at or near the end of the Option term.

     Restricted Stock. The Company may award restricted Shares under the Incentive Plan. Such a grant gives a participant the right to receive Shares subject to a risk of forfeiture based upon certain conditions. The forfeiture restrictions on the Shares may be based upon performance standards, length of service or other criteria as the Compensation Committee may determine. Until all restrictions are satisfied, lapsed or waived, the Company will maintain custody over the restricted Shares but the participant will be able to vote the Shares and will be entitled to all distributions paid with respect to the Shares, as provided by the Compensation Committee. During such restrictive period, the restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered. Upon termination of employment, the participant forfeits the right to the Shares to the extent the applicable performance standards, length of service requirements, or other measurement criteria have not been met.

     Stock Purchase Awards. The Incentive Plan also permits the grant of stock purchase awards. Participants who are granted a stock purchase award are provided with a stock purchase loan to enable them to pay the purchase price for the Shares acquired pursuant to the award. A stock purchase loan will have a term of years to be determined by the Compensation Committee. The purchase price of Shares acquired with a stock purchase loan is the price equal to the fair market value on the date of the award. The Incentive Plan provides that up to 100% of the stock purchase loan may be forgiven over the loan term subject to such terms and conditions as the Compensation Committee shall determine, provided that the participant has not resigned as an employee. At the end of the loan term, the unpaid balance of the stock purchase loan will be due and payable. The interest rate on a stock purchase loan will be determined by the Compensation Committee. Stock purchase loans will be secured by a pledge to the Company of the Shares purchased pursuant to the stock purchase award and such loans will be recourse or non-recourse to a participant, as determined from time to time by the Compensation Committee.

     Antidilution Provisions. The number of Shares authorized to be issued under the Incentive Plan and subject to outstanding awards (and the grant or exercise price thereof) may be adjusted to prevent dilution or enlargement of rights in the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar capitalization change.

     Change in Control. Upon the occurrence of a change in control of the Company, all Options and related SARs may become immediately exercisable, the restricted Shares may fully vest and stock purchase loans may be forgiven in full. All options currently outstanding vest upon a change in control of the Company.

     Termination and Amendment. The Incentive Plan will terminate by its terms and without any action by the Board of Directors in 2008. No awards may be made after that date. Awards outstanding on such termination date will remain valid in accordance with their terms.

     The Committee may amend or alter the terms of awards under the Incentive Plan, including to provide for the forgiveness in whole or in part of stock purchase loans, the release of the Shares securing such loans or the termination or modifications of the vesting or performance provisions of the grants of restricted Shares, but no such action shall in any way impair the rights of a participant under any award, without such participant's consent.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee consists of William F. Reilly and Jan Michiel Hessels. The Company offers compensation packages designed to attract and retain individuals whose skills are crucial to the long-term success of the Company. The compensation offered by the Company should reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value.

     The Compensation Committee reviews and approves the Company's executive compensation program each year. This includes a comparison of the Company's executive compensation, corporate performance, stock performance and total return to the stockholders with that of peer companies, including other e-commerce companies. In addition, the Compensation Committee considers and reviews the full compensation package afforded by the Company to its executive officers, including pension, insurance and other benefits.

     The key elements of the Company's executive compensation package consist of base salary and stock options. Prior to the Offering, annual bonuses were also a key element of the Company's executive compensation package. The Company's policies with respect to each of these elements are discussed below. The Compensation Committee makes its determinations after receiving and considering the recommendations of the Company's Chairman.

     Base Salaries. An executive officer's base salary is determined primarily on the basis of the executive officer's responsibility, qualification, experience and the competitive marketplace for executive talent. The base salary is intended to be competitive with base salaries paid to executive officers with comparable qualifications, experience and responsibilities at peer companies.

     Stock Options. Stockholder grants to executive officers promote success by aligning employee financial interests with long-term stockholder value. Additionally, long-term awards offer executive officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. Annual stock option grants are determined based on various subjective factors, primarily related to the individual's performance and potential to improve stockholder value.

     In the beginning of 2000, the Compensation Committee considered the significant decline in the market value of Internet stocks. As a result of that decline, the price of the Class A Common Stock had fallen significantly below the exercise price of a substantial number of outstanding options. To provide appropriate incentive to the Company's executives and other employees, the Compensation Committee determined to reprice as of March 1, 2000 all outstanding options with a per share exercise price in excess of the then $8.00 per share fair market value of the Class A Common Stock. Accordingly, as of March 1, 2000, the Company repriced approximately 5 million (net of cancellations) of 16 million then outstanding options, which were originally granted at an average per share exercise price of $16.15, to a new per share exercise price of $8.00.

     Chief Executive Officer Compensation. The compensation of the Company's Chief Executive Officer is determined pursuant to the principles noted above. Specific consideration is given to the Chief Executive Officer's responsibilities and experience in the industry and the compensation package awarded to chief executive officers of peer companies.

     Section 162(m) of the Internal Revenue Code. The Compensation Committee has considered the potential impact of Section 162(m) of the Code, adopted under the Revenue Reconciliation Act of 1993. This section disallows a tax deduction for any publicly held corporation, for individual compensation exceeding $1,000,000 in any taxable year paid to its Named Executive Officers unless (i) the compensation is payable solely on account of the attainment of performance goals, (ii) the performance goals are determined by a compensation committee of two or more outside directors, (iii) the material terms under which compensation is to be paid are disclosed to and approved by stockholders and (iv) the compensation committee certifies that the performance goals were met.

                                          COMPENSATION COMMITTEE
                                          Jan Michiel Hessels
                                          William F. Reilly

AUDIT COMMITTEE REPORT

     The Audit Committee of the Company's Board of Directors is comprised of three independent directors. The Audit Committee ("Committee") meets three times a year. The members of the Committee are listed at the end of this report.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants ("auditors") are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee's responsibility is to monitor these processes. The Committee meets with the auditors twice a year. In addition, the Committee has recommended to the Board the appointment of the Company's auditors, BDO Seidman, LLP.

     In this context the Committee has discussed with the Company's auditors the overall scope and plans for the independent audit. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed with management and the auditors the Company's audited financial statements, including the auditor's judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with the auditors the other matters required by Statement on Auditing Standards No. 61 "Communication with Audit Committees" as amended by Statement on Auditing Standards No. 90 "Audit Committee Communications".

     The Company's auditors provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees", and the Committee discussed with the auditor's their independence from the Company and its management.

     Based on the Committee's discussion with management and the auditors and the Committee's review of the representations of management and the report of the auditors to the Committee, the Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 which was filed with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE
                                          William F. Reilly, Chairman
                                          Jan Michiel Hessels
                                          Patricia Higgins

INDEPENDENT ACCOUNTANTS

     During the fiscal year ended December 31, 2000, BDO Seidman, LLP provided various audit and non-audit services to the Company. Set forth below are the aggregate fees billed for those services:

          (a) Audit Fees: The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q were $250,000.

          (b) All Other Fees: The aggregate fees billed by BDO Seidman, LLP for services rendered to the Company, other than the services described above under "Audit Fees," for the fiscal year ended December 31, 2000 were $260,000.

     The Audit Committee has determined that the provision of services covered in (b) above are compatible with maintaining the independence of BDO Seidman, LLP.

PERFORMANCE GRAPH

     The graph set forth below compares cumulative total return on the Common Stock of the Company with the cumulative total return of the Standard and Poors 500 Index ("S&P 500") and a peer group of eight companies, consisting of Amazon.com, Inc., Autoweb.com, Inc., Beyond.com Corp., Cyberian Outpost, Inc., Egghead.com, Inc., iVillage Inc., Peapod, Inc. and Webvan Group, Inc. resulting from an initial assumed investment of $100 in each for the period beginning on the date of the Company's Offering of the Common Stock on May 25, 1999 and ending on December 31, 2000.
[GRAPH]

                                                 BARNESANDNOBLE.COM INC.           PEER GROUP                    S&P 500
                                                 -----------------------           ----------                    -------
5/25/99                                                  100.00                      100.00                      100.00
12/31/99                                                  78.82                      125.94                      111.00
12/31/00                                                   7.29                       21.05                      100.89

CERTAIN TRANSACTIONS AND RELATED TRANSACTIONS (IN THOUSANDS OF DOLLARS)

     Through its distribution facilities, Barnes & Noble accounted for approximately 53.6%, 58.9% and 60.3% or $107,167, $64,112 and $26,929, of
B&N.com's purchases during the year ended December 31, 2000, 1999 (proforma) and 1998, respectively. Under a Supply Agreement, dated as of October 31, 1998, as amended, between B&N.com and Barnes & Noble, Barnes & Noble charges B&N.com the costs associated with such purchases plus incremental overhead incurred by Barnes & Noble in connection with providing such inventory. As of December 31, 2000 and 1999, $16,875 and $18,495, respectively, remained payable to Barnes & Noble in connection with such purchases.

     Under a Services Agreement, dated as of October 31, 1998, as amended, between B&N.com and Barnes & Noble ("Services Agreement"), B&N.com receives various services from Barnes & Noble and its subsidiaries, including, among other things, services for payroll processing, benefits administration, insurance (property and casualty, medical, dental and life), tax and traffic. In accordance with the terms of the Services Agreement, B&N.com has paid, and expects to continue to pay, fees to Barnes & Noble and its subsidiaries in an amount equal to the direct costs plus incremental expenses associated with providing such services. B&N.com paid $1,755, $1,672 and $870 for such services during the year ended December 31, 2000, 1999 (proforma) and 1998, respectively.

     B&N.com subleases from Barnes & Noble approximately one-third of a 300,000 square foot warehouse facility situated in New Jersey. B&N.com paid Barnes & Noble $485, $473 and $271 for such subleased space during the year ended December 31, 2000, 1999 (proforma) and 1998, respectively.

     Since 1999, B&N.com has used the music distributor AEC One Stop Group, Inc. ("AEC'), as its sole supplier, to fulfill its orders for music and to provide a music database. Subsequent to an agreement between

AEC and B&N.com, AEC's parent corporation was acquired by an investor group in which Leonard Riggio, the Company's Chairman, was a significant minority investor. B&N.com paid AEC $18,541 and $2,908 in connection with this agreement for merchandise and database usage during the year ended December 31, 2000 and the proforma year ended December 31, 1999, respectively. At December 31, 2000 and 1999, $7,803 and $4,508, respectively, remained payable to AEC in connection with this agreement.

     B&N.com licenses the "Barnes & Noble" name under a license agreement, dated as of October 31, 1998, as amended, between B&N.com and Barnes & Noble College Bookstores, Inc. (the "License Agreement"), of which Leonard Riggio is the principal stockholder. Pursuant to the License Agreement, B&N.com has been granted an exclusive license to use the Barnes & Noble name and trademark (excluding sales of college textbooks). The License Agreement is subject to certain limitation provisions.

     Under a Database and Software License Agreement, dated as of October 31, 1998, as amended, between B&N.com and Barnes & Noble (the "Database and Software License Agreement"), B&N.com licenses from Barnes & Noble, the right to use Barnes & Noble's title database, inventory sourcing and special order software. The Database and Software License Agreement is renewable and is subject to certain termination provisions.

     Under a Trademark License Agreement, dated as of October 31, 1998, as amended, between B&N.com and Bertelsmann Online ("BOL"), the subsidiary through which Bertelsmann conducts its Internet business, B&N.com was granted a non-exclusive license to use BOL's name and trademark in its operations and to sublicense the BOL name in accordance with the terms of the license as the Class C Directors, in their sole discretion, see fit. The license remains effective until B&N.com either defaults or becomes subject to certain bankruptcy events.

     Under Technology Sharing License Agreements, dated as of October 31, 1998, as amended, between B&N.com and BOL, B&N.com was granted a license to view, access and use BOL's computer technology and systems, and B&N.com granted BOL a license to view, access and use B&N.com's computer technology and systems. These agreements remain effective until (i) the date both parties mutually agree to terminate, or (ii) from and after the date either Barnes & Noble or Bertelsmann cease having an equity interest of 10% or more in B&N.com. Following termination, each party may continue to use in perpetuity any technology it obtained from the other prior to such termination.

     Barnes & Noble commenced a marketing program in mid-November 2000, whereby a customer purchases a "Readers' Advantage Card" for an annual membership fee of $25.00. With this card, customers can receive discounts of 10% on all Barnes & Noble store purchases and 5% on all B&N.com purchases. B&N.com is the primary marketing partner with Barnes & Noble and, as such, B&N.com will be allocated a pro rata percentage of net expenses associated with administering the program. Through December 31, 2000, the operating results relating to this program were not significant.

     Textbooks.com, Inc. ("Textbooks.com"), a corporation owned by Leonard Riggio, has a subsite on the B&N.com Web site. B&N.com fulfills the orders for Textbooks.com and records the revenue on the textbooks sold. In January 2001, B&N and Textbooks.com formalized an agreement to pay Textbooks.com a royalty on gross revenues (net of product returns and applicable sales tax, if any) realized by B&N.com (excluding shipping and handling) from the sale of books designated as textbooks from January 1, 2000. Under this agreement, B&N.com is permitted to sell textbooks using the "Barnes & Noble" name. The term of the agreement is for five years and shall renew annually for additional one-year periods, unless terminated at any time during the term on 12 months prior notice. The Company recorded expense of $1,500 for the royalty for 2000.

     Michael N. Rosen, a director of the Company, is also the Chairman of Robinson Silverman, which is outside counsel to the Company and B&N.com.

     B&N.com believes that the transactions discussed above, as well as the terms of any future transactions and agreements (including renewals of any existing agreements) between B&N.com and its affiliates, are and will be at least as favorable to B&N.com as could be obtained from unaffiliated parties. The Board of Directors and its Audit Committee must approve in advance any proposed transaction or agreement and will utilize such procedures in evaluating the terms and provisions of such proposed transaction or agreement as are appropriate in light of the fiduciary duties of directors under Delaware law.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 (a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common stock and other equity securities of the Company. Officers, Directors and greater-than-10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16 (a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 2000 its officers, Directors and greater-than-10% stockholders complied with all Section 16 (a) filing requirements.

                                   PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has appointed the firm of BDO Seidman, LLP, which was engaged as independent certified public accountants for the fiscal year ended December 31, 2000, to audit the financial statements of the Company for the fiscal year ending December 31, 2001. A proposal to ratify this appointment is being presented to the stockholders at the Annual Meeting. A representative of BDO Seidman, LLP will be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to the appropriate questions.

     THE BOARD OF DIRECTORS CONSIDERS BDO SEIDMAN, LLP TO BE WELL QUALIFIED AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION. PROXIES SOLICITED HEREBY WILL BE VOTED FOR THE PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

OTHER MATTERS

     The Company knows of no other matters that are likely to be brought before the Annual Meeting. If, however, other matters not now known or determined properly come before the Annual Meeting, the persons named as proxies in the enclosed card or their substitutes will vote such proxy in accordance with their discretion with respect to such matters.

PROPOSALS OF STOCKHOLDERS

     Proposals of Stockholders to be considered for inclusion in the Proxy Statement and proxy card for the 2002 Annual Meeting of Stockholders must be received by the Secretary, barnesandnoble.com inc., 76 Ninth Avenue, New York, New York 10011 no later than March 10, 2002.

     In addition, the Company's Amended By-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 30 days nor more than 60 days prior to the annual meeting; provided, that in the event that less than 40 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received by the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders' or made public, whichever first occurs. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2000 accompanies this Proxy Statement.

         STOCKHOLDERS ARE URGED TO FORWARD THEIR PROXIES WITHOUT DELAY.
                 A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

                                          By Order of the Board of Directors
                                          Leonard Riggio
                                          Chairman
                                          July 9, 2001

                                    ANNEX A

                            BARNESANDNOBLE.COM, INC.
                            AUDIT COMMITTEE CHARTER

     There shall be a committee of the Board of Directors (the "Board") of barnesandnoble.com, inc. (the "Company") to be known as the Audit Committee (the "Audit Committee" or the "Committee").

COMPOSITION

     The Audit Committee shall be comprised of at least two directors of the Board who are independent of the management of the Company and free of any relationship which in the opinion of the Board would interfere with their exercise of independent judgement as a Committee member. The members of the Audit Committee shall be selected by the Board, and each member shall serve until his or her successor has been selected by the Board.

AUTHORITY

     The Audit Committee is granted the authority to perform each of the specific duties enumerated in these guidelines. All employees of the Company are directed to cooperate when and as requested by members of the Committee. The Committee is empowered to retain persons having special competence as necessary to assist the Committee in fulfilling its responsibilities. The Company's independent auditors and the Committee may communicate with each other at all times and the Committee chairman may call a meeting of the Committee whenever he or she deems it necessary.

RESPONSIBILITIES

     The Audit Committee will assist the Board in fulfilling fiduciary responsibilities as to accounting policies and reporting practices of the Company and its subsidiaries. The Audit Committee shall periodically report to the Board as to its activities and recommendations.

MEETINGS

     The Audit Committee will meet at least three times per year, and as many additional times as the Committee deems necessary.

MINUTES

     Minutes of each meeting of the Audit Committee will be prepared and sent to all Committee members and may be submitted to all other members of the Board.

SPECIFIC DUTIES

     The Audit Committee will:

          1. Review with the Company's management and independent auditors the Company's general policies and procedures to reasonably assure the adequacy of internal accounting and financial reporting controls.

          2. Be familiar with and review the appropriateness of the accounting and reporting principles and practices applied by the Company in preparing its financial statements.

          3. Review and discuss the scope and general extent of the Company's independent auditors' audit examination. The auditors' fees will be discussed with the Company's management and annually submitted for Committee review and approval. The Committee's review should entail understanding the factors considered by the auditor in determining the audit scope.

          4. Review with the Company's management and auditors the extent of non-audit related services provided by the auditors, including but not limited to consulting services relating to information technology, tax issues, compensation matters and the magnitude of fees associated with such non-audit services to the extent that such fees might influence the independence of the auditors.

          5. Review with the Company's management and independent auditors, upon completion of their audit, annual and quarterly financial results prior to their release to the public. This review is to encompass:

     - The Company's annual financial statements and supplemental disclosures required by generally accepted accounting principles;

     - Significant transactions not a normal part of the Company's operations;

     - Changes, if any, during the year in the Company's accounting principles or their application and whether any second opinions were sought on significant accounting or auditing issues;

     - Significant adjustments proposed by the independent auditors (whether recorded or not recorded by the Company); and

     - Report of the independent auditors.

          6. Evaluate the cooperation received by the independent auditors during their audit examination, including their access to all requested records, data and information. Elicit the comments of management regarding the responsiveness of the independent auditors to the Company's needs. Inquire of the independent auditors whether there have been any disagreements with management which if not satisfactorily resolved would have caused them to issue a nonstandard report with respect to the Company's financial statements. Sufficient opportunity should be made available for the independent auditors to meet with the Audit Committee without the Company's management present.

          7. Discuss with the independent auditors the quality of the Company's financial and accounting personnel, any relevant recommendations which the independent auditors may have (including those in their "Management Letter", if any) and their assessment of the quality of the Company's internal financial controls.

          8. Discuss with the Company's management the scope and quality of internal auditing and financial reporting controls in effect.

          9. Review the terms of any future material transactions between the Company and related parties prior to submission of such transactions to the Board.

          10. Apprise the Board, through minutes or special presentations if necessary, of significant developments in the course of performing the above duties.

          11. Recommend to the Board any appropriate extensions or modifications in the duties of the Audit Committee.

          12. Recommend to the Board the retention or nonretention of the Company's independent auditors.

                             barnesandnoble.com inc.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Leonard Riggio and Stephen Riggio, and each of them, as his true and lawful Agents and Proxies, with full power of substitution in each, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all of the shares of common stock of barnesandnoble.com inc. held on record by the undersigned on June 15, 2001, at the Annual Meeting of Stockholders to be held on August 9, 2001, and any adjournments or postponements thereof, with the same effect as if the undersigned were present and voting such shares, on all matters as further described in the accompanying Proxy Statement.

         The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders dated July 9, 2001 and the accompanying Proxy Statement.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" EACH OF THE BOARD OF DIRECTORS' NOMINEES FOR WHICH THE HOLDER OF THE SHARES REPRESENTED BY THIS PROXY IS ENTITLED TO VOTE, AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

         By executing this proxy, the undersigned hereby revokes all prior proxies.

         (Continued, and to be signed and dated on the reverse side.)

1.       ELECTION OF DIRECTORS

         FOR all nominees  [  ]       WITHHOLD AUTHORITY to vote  [  ]        EXCEPTIONS [  ]
         listed below (except as      for all nominees listed below
         marked to the contrary)

         Nominees:

         For Class A Director (to be voted on by all holders of Common Stock):
         01 Ms. Patricia Higgins

         For Class B Director (to be voted on by holders of Class B Common Stock only): 02 Mr. Stephen Riggio

         For Class C Director (to be voted on by holders of Class C Common Stock only): 03 Dr. Klaus Eierhoff

         INSTRUCTIONS: To withhold authority to vote for any individual nominee for which the undersigned is entitled to vote, mark the "Exceptions" box and write that nominee's name in the space provided below.


         Exceptions: __________________________________________________


2. RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP, as the independent certified public accountants of the Company for the fiscal year ending December 31, 2001.

         FOR       [  ]             AGAINST  [  ]             ABSTAIN  [  ]


         Change of Address and or Comments Mark Here [  ]

         Please sign exactly as name appears on this Proxy Card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


         _____________________________________
         Signature


         _____________________________________
         Signature if held jointly


         _____________________________________
         Date


         Please Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.

                      Vote by Internet or Telephone or Mail
                          24 Hours a Day, 7 Days a Week

    Internet and telephone voting is available through 4 PM Eastern Time the business day prior to annual meeting day.


           Internet                                   Telephone                                Mail
http://www.proxyvoting.com/bnbn                    1-800-840-1208
Use the Internet to vote your proxy.          Use any touch-tone telephone               Mark, sign and date
Have your proxy card in hand when             to vote your proxy.  Have your             your proxy card
you access the web site.  You will be         proxy card in hand when you call.          and return it in
prompted to enter your control number,        You will be prompted to enter your         the enclosed
located in the box below, to create and       control number, located in the box         postage-paid
submit an electronic ballot.                  below and then follow the directions       envelope.
                                              given.

           If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.



You can view the Annual Report and Proxy Statement on the internet at: http://www.bn.com/ir